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                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                     and the year to date September 30, 2002

                                                                                                                       Nine
                                                                                                                      Months
                                                                                                                      Ended
                                                             Year ended December 31,                                September 30,
                                                      ----------------------------------------------------------------------------
                                                        1997        1998        1999        2000       2001            2002
                                                       ----         ----        ----        ----       ----            ----
                                                      -------------------Thousands of Dollars------------------------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $  840,108  $  896,380   $ 903,557   $ 962,223   $ 925,031      $ 836,562
      AFUDC - Debt funds                               4,855       4,664      11,010      20,197       9,569          5,176
         Earnings as defined                      $  844,963  $  901,044   $ 914,567   $ 982,420   $ 934,600      $ 841,738

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                    $ 169,536   $ 194,559    $ 193,968   $ 222,530   $ 220,627      $ 157,006
   Interest on affiliated loans                                                                                         725
   Interest on interim  obligations                  22,787      11,012        9,865      10,759      14,638          1,149
   Amort of debt disc, premium  and expense, net      9,657      42,506       11,171      11,668      11,740          9,355
   Other interest charges                            42,381      40,445       39,819      38,661      35,129         24,704
         Fixed charges as defined                 $ 244,361   $ 288,522    $ 254,823   $ 283,618   $ 282,134      $ 192,939

RATIO OF EARNINGS TO FIXED CHARGES                     3.46        3.12         3.59        3.46        3.31           4.36
                                                      =====       =====        =====       =====       =====          =====
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